SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) AUGUST 14, 2002
                                                          -------------

                            ATX COMMUNICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                    000-49899                13-4078506
  (State or Other Jurisdiction       (Commission            (IRS Employer
     of Incorporation)               File Number)         Identification No.)

           110 East 59th Street, 26th Floor, New York, New York 10022
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's Telephone Number, including area code (212) 906-8485
                                 --------------

                             CORECOMM HOLDCO, INC.
                              ---------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.                            PAGE
-------    ----------------------------------                            ----

EXHIBITS
--------
On August 14, 2002, ATX Communications, Inc. today announced its operating results for the quarter ended June 30, 2002.

The full text of the Press Release is attached to this report as Exhibit 99.1.


ITEM 9.    REGULATION FD DISCLOSURE.
-------    -------------------------

On August 14, 2002, ATX Communications, Inc. today announced its operating results for the quarter ended June 30, 2002. ATX also announced that it will be filing the CEO and CFO certifications with respect to the Company's quarterly report for the quarter ended June 30, 2002 pursuant to the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ATX COMMUNICATIONS, INC.
                                        (Registrant)

                                        By: /s/  Michael A. Peterson
                                        ----------------------------------
                                        Name:    Michael A. Peterson
                                        Title:   Executive Vice President,
                                                 Chief Operating Officer and
                                                 Chief Financial Officer



Dated: August 14, 2002

                                  EXHIBIT INDEX
                                  -------------
Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued August 14, 2002

                                                                    Exhibit 99.1
[ATX LOGO]

         ATX COMMUNICATIONS, INC. ANNOUNCES SECOND QUARTER 2002 RESULTS

           ATX reports sixth consecutive quarter of EBITDA improvement

New York, NY (August 14, 2002) - ATX Communications, Inc. ("ATX" or the "Company") (Nasdaq: COMM), a leading integrated communications provider, today announced its operating results for the quarter ended June 30, 2002. ATX also announced that it will be filing the CEO and CFO certifications with respect to the Company's quarterly report for the quarter ended June 30, 2002 pursuant to the Sarbanes-Oxley Act of 2002.

"The successful execution of our business model is evident in our second quarter financial results, which continue to show positive trends," said Thomas Gravina, President and CEO. "The strategies we've successfully employed over the past 18 months remain our focus, as they have now produced six consecutive quarters of EBITDA improvement."

ATX's EBITDA (before corporate expense) of $6.2 million in the second quarter of 2002 compares to a loss of ($7.9) million in the second quarter of 2001. The second quarter represents the Company's third consecutive EBITDA positive quarter. The Company generated positive EBITDA results for the first time in the fourth quarter of 2001, at which time the Company recapitalized approximately $600 million of debt and preferred stock, and eliminated more than $100 million of other liabilities and future obligations.

"In July, we finalized our recapitalization, completing the exchange offer that enabled our stockholders to participate in the direct ownership of the recapitalized company going forward. Our recapitalization has created a capital structure that is more favorable than many of our competitors. With the continued execution of our business model, we plan to capitalize on the opportunities in the telecom environment by continuing to take market share away from the incumbent operators. We feel that this is achievable, as we continue to see strong demand for our voice and data service offerings across all of our product segments.

"A key factor in our strong financial performance has been our success in growing our customer base within our most profitable integrated communications product lines. In the second quarter, we continued to sign substantial new accounts across a range of industries including media, consumer retail, legal, insurance and accounting, as well as extend service packages and contracts with key existing customers. Our customers are benefiting from our comprehensive, bundled product sets, as well as from our superior customer service. Also, we continue to find ways to expand our product portfolio through both new product development and cost-effective infrastructure deployment. For example, we purchased two fully-equipped switching facilities at a fraction of their original cost, which will allow us to increase our on-net product offerings in the Virginia, Washington, D.C., Maryland and New Jersey markets. Business and residential communities are responding favorably to these enhanced offerings, illustrating a clear preference for choice in their communications services, and indicating continued success and opportunity for our company going forward.

"Now that we have completed our recapitalization and exchange offer transactions, we are eager to direct more efforts and resources toward our key operating objectives: continuing to grow our recurring revenues and further differentiating ourselves and the level of service we deliver to customers. We expect to continue to establish positive trends as we build a successful franchise.

"Our management team, employees, multitude of loyal customers, and stockholders deserve a tremendous amount of credit for their efforts and commitment. We look forward to rewarding those efforts by continuing to deliver strong results in the second half of this year."

The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results." This definition is consistent across the periods referred to in this release.

RECAPITALIZATION OVERVIEW

In December 2001, CoreComm Limited completed the first phase of a recapitalization plan in which it exchanged approximately $600 million of debt and preferred stock for approximately 87% of the equity in ATX Communications, Inc. In addition, in 2001, the Company eliminated more than $100 million of other liabilities and future obligations.

The second and final phase of the recapitalization was completed on July 1, 2002, which included an exchange offer to the public stockholders of CoreComm Limited to receive shares in ATX Communications, Inc. As a result, the former stockholders of CoreComm Limited now directly own shares of ATX Communications, Inc. ATX owns 100% of all material business operations, and has approximately $600 million less debt and preferred stock than CoreComm Limited.

"The closing of the exchange offers marks the culmination of more than a year of successful operations and corporate recapitalization efforts," said Gravina. "ATX stands out in the way that it has successfully responded to a difficult financial environment. In the recapitalization, the Company significantly strengthened its balance sheet, eliminating approximately $600 million of debt and preferred stock, while establishing a clear, streamlined corporate structure that will yield short- and long-term benefits to the business."

OPERATING HIGHLIGHTS

ATX continued to focus on its most profitable markets and products, as well as on executing numerous operating initiatives, which led to significant improvements in the financial results for the sixth straight quarter. ATX expects these initiatives to continue to drive positive financial results as it continuously monitors all areas of its business to drive additional profitability and revenue growth.

"Our third straight quarter of EBITDA-positive results, along with our six consecutive quarters of improved profitability and operating efficiencies, demonstrate our ability to run a productive telecommunications business," said Gravina. "That includes forging new relationships, effectively servicing and expanding existing ones, and deploying the appropriate infrastructure and resources to develop our business."

SUBSCRIBER DATA

ATX had the following subscribers as of June 30, 2002:

                                                     June 30, 2002
                                                     -------------
Residential Local Access Lines                           56,200
Business Local Access Lines                             223,500
Toll-related Access Line Equivalents                    503,500
Internet Subscribers                                    290,100
Other Data Customers (1)                                 25,100
-----------------------------------------------------------------------------
(1) Other data customers included Point-to-point Data, Frame Relay, Web
Development, Web Hosting, E-commerce, Co-location, and other related customers.

REVENUE BREAKDOWN

ATX's revenues for the second quarter ended June 30, 2002 were attributable to the following service categories:


                                                     June 30, 2002
                                                     -------------

Local Exchange Carrier Services                          34.3%
Toll-related Telephony Services                          24.2%
Internet, Data and Web-related Services                  30.5%
Other Revenue(1)                                         11.0%
     Total                                              100%
-----------------------------------------------------------------------------
(1) Other includes carrier access billing, reciprocal compensation, information services, wireless and paging.

PROFITABILITY INITIATIVES

ATX has significantly improved its profitability through efforts that began in 2001 and continued through the second quarter of 2002. These efficiencies are reflected in the decrease in ATX's total expenses of more than $146 million on an annualized basis, as shown in the table below:

                                                         Three months ended
                                     % Reduction      -----------------------
($ in thousands)                     Q4`00-Q2'02       6/30/02       12/31/00
                                     -----------       -------       --------
Operating Expenses                        25%          $48,758        $65,002
Selling, General and Administrative       47%           20,224         38,414
Corporate Expenses                        57%            1,616          3,759
                                       -------        --------     ----------
     Total Expenses                       34%          $70,598       $107,175

The improvements shown above have resulted from a variety of measures, several of which are also expected to generate additional profitability advances during the remainder of 2002 and going forward. These ongoing initiatives include: network operations and asset consolidation; higher gross margin for delivery of telephony services via UNE, UNE-P, and EEL; elimination of products that do not meet profitability targets; and consolidation of business service and residential service operations. These initiatives and other general cost reduction efforts have resulted in headcount reductions, as well as elimination of expenses related to overhead and general and administrative expenses.

OTHER INITIATIVES

ATX has completed numerous operational successes, including the establishment of many representative customer relationships and other key advancements:

o ATX acquired a fully-equipped, advanced switching facility in Center City Philadelphia through a bankruptcy proceeding. The new center will supplement the Company's existing infrastructure in order to provide services to its expanding customer base. The Company also recently acquired a fully-equipped, state-of-the-art voice, data, and LEC switching platform site in Herndon, VA through a similar proceeding, which enabled the Company to expand its facilities-based network throughout the southern states of Virginia and Maryland, and the District of Columbia. Both facilities were purchased for a minimal percentage of the original purchase price.

o ATX is providing an ATX CoreConnectSM Preferred Plus integrated voice and Internet solution for 15 newspapers in suburban Philadelphia for the Journal Register Company (NYSE: JRC), a leading U.S. newspaper publisher with nearly 250 publications nationwide, and an ATX customer since 1999. The Company also provides the Journal Register Company with toll service nationwide.

o ATX is delivering inter-exchange carrier services via two dedicated T1 facilities at the Weis Markets (NYSE:WMK) corporate offices in Sunbury, PA. The Company is also providing inter-exchange carrier services regionally to Weis' 198 retail locations across the U.S.

o ATX partnered with the Pittsburgh Tribune-Review, the most rapidly expanding newspaper in the country, with daily distribution currently in excess of 100,000. The Company is providing local exchange carrier services to 43 regional locations.

o ATX is providing a regional frame relay network to connect Delaware Valley Wholesale Florists' five locations, as well as an ATX CoreConnectSM Preferred Plus solution for the main office in Sewell, NJ. Delaware Valley Wholesale Florist is the largest, single-operation wholesale florist in the U.S. and has been an ATX customer since 1990.

o ATX earned the business of Easton Utilities, which is responsible for the operation, management, and maintenance of the electric, water, wastewater, gas, and cable television systems for the Town of Easton, Maryland. The Company will be providing a DS3 Internet connection to the utilities company.

o ATX launched the web site for Michael Flatley, creator of the Irish dance show, "Lord of the Dance." In addition to hosting and designing the site's graphical layout, the Company created a user-friendly navigation system for the site, and also implemented a content management application for Flatley's organization to manage the visitors' book, photo gallery, "Fan Reflections" section, and news and events page.

o ATX is providing a complete re-design of the corporate web site of Thomas Scientific, one of the largest laboratory and research supply distributors worldwide. The Company is also providing all web page and e-commerce development, hosting infrastructure, links to legacy order processing systems. In addition, the Company provides Thomas Scientific, an ATX customer for more than three years, with a bundled communications solution including dedicated Internet access, network integration, wireless, calling card, and inter-exchange carrier, local exchange carrier, and toll services.

o ATX expanded its 10-year relationship with the Philadelphia Eagles, winning the selection as the team's primary Internet Service Provider. In addition to local exchange carrier and inter-exchange carrier services, the Company is now providing high bandwidth Internet connectivity (T1) at the Eagles' new, state-of-the-art NovaCare Complex in Philadelphia.

o ATX formed a strategic partnership with Action Travel Center, Inc., a Cleveland travel agency and two-time recipient of the Better Business Bureau Award honoring Outstanding Commitment to Customer Service. Action Travel is utilizing the ATX CoreConnectSM Preferred Plus solution for its local exchange carrier, inter-exchange carrier, toll, data, and Internet services through two high bandwidth capacity facilities.

o ATX extended its relationship with Pennoni Associates, an ATX customer since 1996, for another three years. The Company provides the consulting engineering firm's 13 East Coast locations with integrated voice and data services through its ATX CoreConnectSM Preferred Plus solution. The Company also supplies Pennoni's main Philadelphia location with high bandwidth Internet connectivity (T1), and connects its East Coast locations through a point-to-point network.

o ATX renewed its four-year relationship with World Travel, Inc., a privately held corporation headquartered in Douglassville, PA that provides corporate, group, and vacation travel services. The Company is providing an integrated voice and data solution for World Travel's local exchange carrier, inter-exchange carrier, toll, Internet, and managed services, including a nationwide 36-node frame relay network, for an additional two years.

o ATX launched a new web-based account management tool, ATX Insight(R), which gives customers the ability to generate near real-time traffic analysis reports and manage account bills online. ATX Insight also offers users a responsive online support channel, further enhancing customer care and overall account management.

o ATX is the exclusive provider of telecommunications service to the SEI Classic, a notable PGA Tour event taking place in suburban Philadelphia in September of 2002.

OTHER MATTERS

o The Company announced that it will file as Exhibit 99.1 to its Form 10-Q the Certification of CEO and CFO, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

o The Company recently announced that it has changed is name to ATX Communications, Inc., from CoreComm Holdco, Inc., capitalizing on ATX's successful 17-year operating history and reputation.

o ATX received a favorable decision from the United States District Court in Cleveland upholding its antitrust and other claims against Ameritech Ohio and Ameritech's Texas-based parent company, SBC. Through a subsidiary, ATX filed its lawsuit last year alleging that SBC/Ameritech had, through a series of anti-competitive and unlawful acts, maintained its monopoly over the market for local telephone services in the Cleveland and Columbus areas. SBC/Ameritech responded by asking the court to dismiss ATX's claims instead of allowing them to be heard by a jury. District Court Judge Donald
     C. Nugent denied SBC/Ameritech's motion. As a result of the ruling, ATX will be allowed to proceed with its case.

FINANCIAL RESULTS

                            ATX Communications, Inc.
                  Second Quarter Financial Results (Unaudited)

                                                                      Three Months Ended June 30,
                                                                       2002                 2001
                                                                -------------------- --------------------

Revenues                                                            $  75,209,000        $ 73,126,000

Costs and expenses
Operating                                                              48,758,000          57,662,000
Selling, general and administrative                                    20,224,000          23,319,000
                                                                -------------------- --------------------
                                                                -------------------- --------------------
    EBITDA                                                              6,227,000          (7,855,000)

Corporate                                                               1,616,000             812,000
Non-cash compensation                                                           -           3,234,000
Recapitalization costs                                                  4,270,000                    -
Other charges                                                                   -          33,366,000
Depreciation                                                            9,140,000          11,567,000
Amortization                                                               83,000          23,097,000
                                                                -------------------- --------------------
    Operating loss                                                     (8,882,000)        (79,931,000)

Other income (expense)
Interest income and other, net                                            100,000             656,000
Interest expense                                                       (3,737,000)         (7,383,000)
                                                                -------------------- --------------------
                                                                -------------------- --------------------
Loss before income tax benefit                                        (12,519,000)        (86,658,000)
Income tax benefit                                                              -              33,000
                                                                -------------------- --------------------
                                                                -------------------- --------------------
Net loss                                                             $(12,519,000)       $(86,625,000)
                                                                ==================== ====================

Basic and diluted net loss per share                                     $(.42)                $(3.03)
                                                                ==================== ==================

Weighted average number of shares                                      30,000,000           28,542,000
                                                                ==================== ==================


EBITDA is defined as revenue less operating and selling, general and administrative expenses.

DISCUSSION OF OPERATING RESULTS

The increase in revenues to $75,209,000 from $73,126,000 is due primarily to customer acquisition, increased pricing, carrier access billing and reciprocal compensation. In the three months ended June 30, 2002, the Company billed and recorded approximately $1,484,000 of revenue that was related to services provided in prior periods.

Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs decreased to $48,758,000 from $57,662,000 due to a decrease in costs as a result of optimization of our network, reduced headcount and reduction of our facilities.

Selling, general and administrative expenses decreased to $20,224,000 from $23,319,000 due to a decrease in costs as a result of reduced headcount, reduction of our facilities and a revision in our marketing strategies. During the three months ended June 30, 2002 we revised our estimate of potential sales and use tax based on a reassessment in an order by the Commonwealth of Pennsylvania, which had the effect of reducing selling, general and administrative expenses by approximately $800,000.

Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $1,616,000 from $812,000 due to the costs of additional corporate activities and increased compensation expense.

We incurred additional costs, which consist primarily of employee incentives, legal fees, accounting fees and printing fees, in connection with our recapitalization of $4,270,000 during the three months ended June 30, 2002.

Other charges of $33,366,000 during the three months ended June 30, 2001, relate to our announcements in May and July 2001 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 630 employees as well as lease exit costs. An aggregate of $21,748,000 of these costs were for equipment and other assets that did not require any future cash outlays.

Depreciation expense decreased to $9,140,000 from $11,567,000 primarily as a result of the reduction in the carrying value of our fixed assets as of December 31, 2001 as determined by a fair value analysis performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

Amortization expense decreased to $83,000 from $23,097,000 due to the reduction in the carrying value of our intangible assets as of December 31, 2001 as determined by a fair value analysis performed in accordance with SFAS No. 121 as well as our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, which required us to cease amortizing goodwill. Amortization expense on our goodwill and workforce during the three months ended June 30, 2001 was $23,010,000. Our net loss and our basic and diluted net loss per common share would have been $63,615,000 and $2.23, respectively, had SFAS No. 142 been in effect for the first quarter of 2001.

Interest income and other, net, decreased to $100,000 from $656,000 primarily due to the reduction of interest income resulting from lower cash balances in 2002.

Interest expense decreased to $3,737,000 from $7,383,000 due primarily to a reduction in the effective interest rate on our senior secured credit facility. The effective interest rate on our senior secured credit facility at June 30, 2002 and June 30, 2001 was 6.75% and 9.29%, respectively.

The income tax benefit of $33,000 during 2001 is from state and local income tax refunds.

ABOUT ATX
Founded in 1985, ATX Communications, Inc. is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. ATX currently serves approximately 400,000 business and residential customers. For more information about ATX, please visit www.atx.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained herein, specifically excluding references to the exchange offers, constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. All references in this Safe Harbor legend to the Company shall be deemed to include ATX Communications and its subsidiaries and affiliates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: the Company's ability to obtain trade credit shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; adverse developments in commercial disputes or legal proceedings, including the pending and any future litigation with Verizon; the Company's ability to fund and execute its business plan; the Company's ability to attract, retain and compensate key executives and employees; the Company's ability to attract and retain customers; the potential delisting of the Company's common stock from the Nasdaq National Market; general economic and business conditions; industry trends; technological developments; the Company's ability to continue to design and build its network, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of restructuring and integration actions; the impact of new business opportunities requiring significant up-front investment; interest rate fluctuations; and availability, terms and deployment of capital. The Company assumes no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.


For further information, please contact Winston Black, Director - Corporate Development at (212) 891-0939.